Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Leadership Changes; Appointment of Industry Veteran, Hugh O’Dowd, as Chief Executive Officer

- Mr. O’Dowd to succeed Robert G. Finizio, effective on or before December 31, 2021 -

- Mr. Finizio appointed Vice Chair of the Board -

BOCA RATON, Fla. – November 11, 2021 – TherapeuticsMD, Inc. (NASDAQ: TXMD) (TXMD or the Company), an innovative, leading women’s healthcare company, today announced key leadership changes, including the appointment of Hugh O’Dowd, the Company’s current President, as the Company’s Chief Executive Officer and member of the board of directors. Mr. O’Dowd will succeed Robert G. Finizio, the Company’s Co-founder and current Chief Executive Officer, effective on or before December 31, 2021. Mr. Finizio will continue with the Company and has been appointed Vice Chair of the Board of Directors.

“I want to thank Rob for his strong leadership and vision over the past 13 years,” said Honorable Tommy Thompson, Chairman of the Board of TherapeuticsMD. “Rob is an innovator who has made an indelible mark not only on this company, but on the women’s healthcare industry as a whole.”

“Founding TherapeuticsMD has been one of the highlights of my career. Hugh is an experienced leader with a strong track record of delivering results, and in the few short months since joining the company, he has already made invaluable contributions. I am confident that he is the right person to bring TherapeuticsMD to the next level of growth,” said Mr. Finizio.

“TherapeuticsMD is an innovator in women’s healthcare, and I welcome the opportunity to drive operating performance and craft our long-term strategy,” stated Mr. O’Dowd. “Rob has created a dynamic company and established TXMD’s foundation for growth and I will build upon our mission of empowering women of all ages through better healthcare.”

Mr. O’Dowd previously served as President, Chief Executive Officer, and member of the Board of Directors of Neon Therapeutics, Inc., a clinical-state immuno-oncology company until its acquisition by BioNTech SE in May 2020. Prior to Neon Therapeutics, Mr. O’Dowd spent more than 20 years in a variety of senior leadership roles at Novartis Pharmaceuticals Corporation, where he served as Country President and General Manager of the United Kingdom and Ireland, Senior Vice President and Chief Commercial Officer of Novartis Oncology, and Vice President, Latin America Region Head for the Oncology business unit. During his time as Chief Commercial Officer Oncology, Mr. O’Dowd was responsible for the oncology portfolio strategy for the world’s then second-largest oncology/hematology organization, including global brand leadership, business development/licensing, and commercialization. Mr. O’Dowd currently serves as Director and Non-executive Chairman of ONK Therapeutics Ltd, an innovative natural killer cell therapy company, and as a Director of Polyphor AG, a clinical-stage biopharmaceutical company focused on the discovery and development of antibiotics and immuno-oncology compounds. Mr. O’Dowd received an MBA from the Kellstadt Graduate School of Business at DePaul University in Chicago and a B.A. from Loyola University Chicago.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; whether the company will be able to successfully divest, or obtain an investment in, its vitaCare business and how the proceeds that may be generated by any such divestiture or investment will be utilized; the effects of supply chain issues on the supply of the company’s products; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the lower dose of BIJUVA and the manufacturing supplement for ANNOVERA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the impact of leadership transitions; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership.

Lisa M. Wilson

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com